Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AMERICAN SOFTWARE, INC.

AMERICAN SOFTWARE, INC., a Georgia corporation (the “Corporation”), acting pursuant to Sections 14-2-602 and 14-2-1007 of the Georgia Business Corporation Code, does hereby submit the following Second Amended and Restated Articles of Incorporation (the “Second Amended and Restated Articles of Incorporation”), thereby amending and restating in their entirety the Corporation’s existing Amended and Restated Articles of Incorporation (the “Amended and Restated Articles of Incorporation”), as amended.

FIRST: These Second Amended and Restated Articles of Incorporation were duly adopted in accordance with Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code.

SECOND: These Second Amended and Restated Articles of Incorporation supersede the Amended and Restated Articles of Incorporation of the Corporation and all amendments in their entirety.
THIRD: These Second Amended and Restated Articles of Incorporation contain amendments to the Amended and Restated Articles of Incorporation requiring shareholder approval.

FOURTH: These Second Amended and Restated Articles of Incorporation were duly approved by the Corporation’s shareholders in accordance with Section 14-2-1003 of the Georgia Business Corporation Code on August 20, 2024.

FIFTH: The Corporation’s Amended and Restated Articles of Incorporation, as amended, will be amended and restated as set forth in Exhibit A.

4857-2208-4531v19

Exhibit A

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I. NAME.
The name of the corporation is AMERICAN SOFTWARE, INC. (the “Corporation”).

ARTICLE II. PURPOSE.

The purpose of the Corporation is to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia and, to accomplish such purpose, it shall have all rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Georgia.

ARTICLE III. DURATION.
The Corporation shall have perpetual duration.

ARTICLE IV. ADDRESS; REGISTERED AGENT.

The address of the Corporation’s registered office in the State of Georgia is 900 Old Roswell Lake Pkwy, Suite 310, in the City of Roswell, County of Fulton, 30076. The name of the Corporation’s registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE V. CAPITAL STOCK.
(a)Authorized Classes of Stock. The aggregate number of shares of capital stock which the Corporation shall have the authority to issue shall be 50,000,000 shares, which shall consist entirely of shares of Common Stock (as defined below).

(b)Common Stock.
i.Reclassification of Class B Common Stock. Immediately upon the filing and effectiveness of these Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia (the “Effective Time”), automatically and without further action on the part of the Corporation or the holders of capital stock of the Corporation, each share of Class B Common Stock, having a par value of Ten Cents ($0.10) per share, of the Corporation (the “Former Class B Common Stock”), issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified and exchanged into 1.2 validly issued, fully paid and non-assessable shares of Class A Common Stock (the “Reclassification Consideration”), having a par value of Ten Cents ($0.10) per share of the Corporation (the “Class A Common Stock”). The procedures for exchanging or transferring, as applicable, the certificated and book-entry shares of Former Class B Common Stock following the Effective Time and for receiving the Reclassification Consideration upon such exchange or transfer are set forth in that certain Reclassification Agreement by and among the Corporation and the persons named therein, dated April 10, 2024, as it may be amended from time to time. After giving effect to the foregoing reclassification of the Former Class B Common Stock into Class A Common Stock, the Class A Common Stock is hereby referred to as “Common Stock”.
ii.Voting Rights. Except as otherwise provided herein or by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on each matter submitted to a vote of the shareholders of the Corporation.
iii.Liquidation. In the event of a liquidation, dissolution or winding-up of the Corporation or other similar event, the remaining assets of the Corporation available to shareholders shall be distributed equally per share to the holders of Common Stock. Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this provision.
iv.Dividends. The holders of Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors of the Corporation (the “Board”) out of funds legally available therefor. Holders of Common Stock shall be entitled to share equally, share for share, in dividends declared on Common Stock.

ARTICLE VI. PREEMPTIVE RIGHTS.
Preemptive rights are hereby denied. No holder of any shares of this Corporation shall have the preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for purchase or otherwise acquire shares.

ARTICLE VII. BY-LAWS.
In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws of the Corporation without any action on the part of the shareholders.

ARTICLE VIII. INDEMNIFICATION

The Corporation shall indemnify, and advance expenses to, to the fullest extent permitted by the Georgia Business Corporation Code, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX. DIRECTOR LIABILITY.
To the fullest extent that the Georgia Business Corporation Code as the same exists or may hereafter be permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for failure to take action. Neither the amendment or repeal of this Article IX nor the adoption of any provision of these Second Amended and Restated Articles of Incorporation inconsistent with this Article IX shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption.

ARTICLE X. ADOPTION.

These Second Amended and Restated Articles of Incorporation were proposed by a majority vote of the Board, taken on the 29th day of May 2024, and were duly approved and adopted by the shareholders of the Corporation in accordance with the provisions of Code Section 14-2-1003 on the 20th day of August, 2024, there being 31,459,011 shares of Ten Cents ($0.10) par value Class A Common Stock of the Corporation outstanding and entitled to vote on that date, the affirmative vote of the holders of a majority of the shares entitled to vote being required to adopt these articles.

* * * * * *

IN WITNESS WHEREOF, AMERICAN SOFTWARE, INC. has caused these Second Amended and Restated Articles of Incorporation to be executed and its corporate seal to be affixed and has caused the foregoing to be attested, all by the duly authorized officers on this 20th day of August, 2024.

AMERICAN SOFTWARE, INC.
By:        /s/ Vincent Klinges     Vincent Klinges, Chief Financial Officer

ATTEST:
By: /s/ James McGuone
James McGuone, Secretary

[CORPORATE SEAL]